EXHIBIT 10.3

Personal Employment Agreement

That was drafted and executed in Nahariya on the      25th day of the Month of 11 in the year 2014.

Between:

T.A.B Anti Bacterial Textiles Ltd. (hereafter: “The Company”)             On One side

3 Lohamei Ha’Getaot St. Nahariya

And between:

Erez Ovdat (hereafter: “The CEO” or “The Employee”)              On the Other Side

5 Hankin St. Petah Tikva

WHEREAS, The Company wishes the CEO to act as the Chief Executive Officer of The Company;

WHEREAS, Mr. Erez Ovdat expressed his will and agreed to serve as the Chief Executive Officer.

WHEREAS, both parties wish to establish in this agreement the employment terms of The CEO.

NOW THEREFOR the below was conditioned, declared and agreed to by the parties as follows:

INTRODUCTION

1.	The introduction to this agreement is an integral part of it.

AGREEMENT TERM

2.	The term of this agreement shall begin on 11.25.14 and it shall be valid until its termination by one of the parties subject to a prior notice by law. During the notice period The Employee shall continue to work in The Company unless The Company elects to forgo his employment during that time.

ROLES AND AUTHORITIES

3.	The roles and authorities of The CEO shall be according to the orders of the law.

PERSONAL TRUST

4.	The CEO’s role is part of the roles of the management, as defined by Hours of Work and Rest Law 5711-1951 that require a special measure of personal trust and thus the above law’s orders shall not be applied to The CEO and he shall not be entitled to any additional compensation for his work except for the one specifically detailed in this agreement.

OBLIGATIONS OF THE CEO

5.	The obligations of the CEO shall be, among others, and without detracting from his obligation to an appropriate dedication and duty of care:

A.	The CEO agrees to carry out his duties conscientiously and faithfully, and to dedicate for this his time, efforts, skills, and experience.

B.	During his term with The Company The CEO shall not be allowed to perform any other job for pay, or take any other position for pay, except for the product import activity performed by The CEO prior to entering into this agreement.

C.	The CEO agrees to notify the chairman of the Board of Directors, immediately and with no delay, regarding any matter or subject, for which he has a personal stake direct or indirect and/or that may cause a conflict of interest with his position as a CEO.

D.	The CEO agrees to notify The Company, immediately and with no delay, regarding any matter or subject, for which he has a personal stake and/or that may cause a conflict of interest between his personal affairs and The Company’s affairs and/or his employment in it.

E.	The Employee hereby agrees not to work in any other business, and/or occupation and/or other position, whether directly or indirectly, whether as an employee or self employed, as a visible or silent partner, as an advisor or in any other way, whether during business hours or any other hour or time, whether for pay or free of charge, unless an advanced written authorization was received from the management, subject to the provision in section 5B.

Total Salary

6.	In return for carrying out The CEO’s obligation, declarations and roles according to this agreement, The CEO shall be entitled to the following compensation:

Gross pay of 12,000 shekels a month.

The parties hereby agree that -

A.	The agreed upon salary under this agreement was set, among others, based on the assumption that The Employee is not entitled to an overtime pay and thus, in the event that at any time in the future it shall be determined by an authorized authority, including a judicial body, that this assumption is incorrect and/or that the Hours of Work and Rest Law shall pertain to The Employee and therefore he shall be entitled for compensation for overtime (including if The Company shall be required, by The Employee and/or any authorized authority to pay The Employee compensation for overtime pay), The Employee’s salary shall be set at 75% of the said in this agreement, retroactively starting the commencement of The Employee’s employment by The Company without it being considered as a deterioration of his conditions of employment. In such case a calculation shall be conducted as required per such update. If it turns out that The Company paid The Employee whichever sums in excess he shall reimburse The Company and repay it these sums.

B.	Out of said compensation as mentioned above in paragraph A The Company shall deduct Income Tax, Social Security, Healthcare Tax, Retirement Fund and Education Fund Contributions, and any other deduction it may be required to by law.

C.	The salary along with cost of living increment as stated above, shall hereafter be called “The Total Salary”.

D.	The CEO shall not be entitled to receive any compensation or payment of any kind on top of The Total Salary and the other payments as specifically detailed in this agreement.

E.	Bonuses:

The CEO shall be entitled for a pay increase and bonuses as detailed below:

1.	1,500 NIS pay increase for raising a capital of 1 M. NIS.

2.	1,500 NIS pay increase for raising a capital of 1 M. $.

3.	1,500 NIS pay increase for turning The Company into a traded public company.

4.	1,500 NIS pay increase for obtaining a OCS grant.

5.	A bonus of 5000 NIS a month, for a period of 12 months, that shall be granted at the end of one year from the commencement of the employment of The CEO, and that shall be paid with The Company’s options, and it shall only occur if The CEO has completed an employment period of at least one year. A termination of the Employment of The CEO prior to a one-year term shall not earn him the bonus according to this paragraph.

 Automobile Expenses:

[handwritten]	transportation fare by law.

7.	The CEO shall be entitled to ~~a refund for transportation expenses based on organized receipts to be provided to The Company~~.

Annual Leave and Convalescence

8.

A.	The CEO shall be entitled to an annual leave according to the Annual Leave Law 5711-1951.

B.	Should The CEO not use his full Annual Leave days it is hereby agreed that the employer shall not redeem leave days and that leave days cannot be accumulated.

C.	The Company shall pay The CEO Convalescence allowance according to the law and its extension orders and according to any law.

Sick Pay

9. Regarding sick pay the following arrangement shall apply:

A.	The CEO shall be entitled to sick pay as set by the Sick Pay Law 5736-1976.

B.	Accumulated Sick Days cannot be in any way redeemed.

Benefits and Severance Pay

10.	With regards to Benefits and Severance Pay The CEO shall elect one of the following arrangements: Either through a Provident Fund (as per its meaning in the Income Law Order), as part of an Executive Insurance or through a Pension Fund, as detailed below:

1.	Executive Insurance

A.	The Company shall set aside for a duly certified Executive Insurance Policy, that includes a pension option, a sum equals to 13 1/3 percent of the monthly Total Salary, as defined above, and The CEO shall set aside on his expense a sum equals to 5 percent of such salary; The CEO hereby agrees that The Company shall deduct such 5 percent off his salary and transfer them to the policy.

To remove any doubt, it is hereby clarified that under no circumstances              will the Company’s allowance increase 13 1/3 percent of that month’s salary.

B.	Upon the expiration of The CEO’s tenure and the end of this agreement’s term The CEO (or his kin) shall be entitled to receive the ownership of the Executive Insurance Policy, and The Company forgoes its right for reimbursement for its payments.

C.	The employer’s advance waiver for any right that he may have for reimbursement of payment money unless The Employee’s right for severance pay has been denied in a judgment under paragraph 16 and 17 of the Law and if it has been denied or The Employee had withdrawn money from the pension fund or from the Insurance fund not due to a qualifying event. For this matter a “Qualifying Event” – death, disability, retirement at the age of sixty or older.

D.	The policy payment as stated in paragraph 18A. above shall substitute Severance Pay according to the Severance Pay Law 5723-1963. As obligated, the General Confirmation orders in the matter of Severance Pay as given by the Minister of Employment and Social Affairs shall apply on the relationships of the parties. The Confirmation is attached to this agreement, signed by both parties and is an integral part of the agreement.

2.	Pension Fund

A.	If a pension fund has been chosen as stated above, The Company shall set aside a sum that equals to 14 1/3% of the total monthly salary, as defined above, and The CEO shall set aside on his expense a sum that equals to 5 ½% of such salary. The CEO hereby agrees that The Company shall deduct such 5 ½% off his salary and transfer them to the pension fund.

B.	Upon the expiration of The CEO’s tenure and the end of this agreement’s term The CEO (or his kin) shall be entitled to receive the ownership of the accumulated and/or formed rights credited to him under the pension fund, and The Company forgoes its right for reimbursement for its payments.

C.	The employer’s advance waiver for any right that he may have for reimbursement of payment money unless The Employee’s right for severance pay has been denied in a judgment under paragraph 16 and 17 of the Law and if it has been denied or The Employee had withdrawn money from the pension fund or from the Insurance fund not due to a qualifying event. For this matter a “Qualifying Event” – death, disability, retirement at the age of sixty or older.

D.	The policy payment as stated in paragraph 18A above shall substitute Severance Pay according to the Severance Pay Law 5723-1963. As obligated, the General Confirmation orders in the matter of Severance Pay as given by the Minister of Employment and Social Affairs shall apply to the relationship of the parties. The Confirmation is attached to this agreement, signed by both parties and is an integral part of the agreement.

Confidentiality and Non Compete

11.

A.	The Employee agrees to keep in secret, not to use and not to transfer any information of any type or kind, of The Company, obtained during and/or while being employed in The Company, including professional, business, financial or trade information related to The Company and/or has to do with it, its property, business, and affairs that are not a public knowledge, and to not provide the said information to anyone.

B.	The confidentiality obligation under this agreement, shall apply on The Employee during the entire employment period as well as after such relations cease for any reason.

C.	Without detracting from the generality of the foregoing, the said information shall include business and/or financial information related to The Company and/or its employees and/or any information related to The Company’s relations with its employees and/or its operations.

D.	Without detracting from any other order under this agreement and/or under any law, The Employee agrees that during his employment term by The Company, during the prior notice period, as well as during a 24 months period following the conclusion of the prior notice period, he shall not compete with The Company in its field of operations, in any way, directly and/or indirectly, whether by himself or whether through or together with others, for pay or free of charge including:

D1.	Shall not compete with The Company in any way, through any form of communications, and shall not give advice of any kind to a business that competes in any way with The Company’s businesses or some of them (“Competing Business”) and shall not be employed, in any way, by a Competing Business, and shall not be involved, in any way, with the management or operation or planning or establishment of such Competing Business.

D2.	Shall not approach any client of the clients and/or supplier of The Company’s suppliers at that time and/or has been in business contact with him 24 months after the termination of his employment, create any type of connection that may cause a change the nature and the quality of the relations between the said client or supplier and The Company in any way.

D3.	Shall not approach with a proposal, directly or indirectly, any man or corporation in any way that shall foil or may foil business opportunities and/or deals that the company is planning or considering entering into.

In this paragraph “The Company” means also any subsidiary and/or affiliate and/or sister company, as such may exist at any relevant time.

Immediate employment termination

12.	The Company is entitled to terminate the employment of The Employee with no delay and without severance pay should one of the following takes place:

A.	The Employee violated a fundamental violation of the agreement.

B.	The Employee operated in an absolute and fundamental contradiction to his superiors and/or breached his authority, and as a result of his actions caused a direct damage to The Company.

C.	The Employee has committed an infamous criminal act and/or was convicted with a criminal act that is rooted in dishonesty, whether such act was related to his work at The Company or not.

D.	The Employee conducted a severe disciplinary violation and/or embezzled The Company’s funds.

Notifications

13.	A notice that was mailed via registered mail to one party per their address noted at the top of this agreement, shall be perceived as received by the recipient three days after it was handed to the post office, and a receipt bearing the post office’s stamp shall be an irrefutable evidence to the date of delivery.

General

14.	This agreement reflects the parties’ agreement, and cancels any prior agreement or understanding, whether written or oral.

In Witness Whereof the parties have signed

/s/ Erez Ovdat	[Company Stamp]

The CEO	The Company

Employment Agreement Appendix

General Confirmation (consolidated version) regarding payments of employers to pension funds and insurance fund instead of severance pay according to Severance Pay Law 5723-1963

Pursuant to my authority under paragraph 14 of the Severance Pay Law 5723-1963 (hereafter - The Law), I hereby confirm that payments made by an employer, commencing the publication date of this confirmation, for his employee for a comprehensive pension of providence fund for an allowance that is not an insurance fund per its meaning in the Income Tax Regulations (rules of authorizing and management of providence funds), 5724-1964 (hereafter – Pension Fund), or for an executive insurance that includes the possibility of an allowance or the combination of payments for an allowance program and for a program that is not for allowance in the said insurance fund (hereafter – Insurance Fund), including payments that he made via combining payments for a Pension Fund and Insurance Fund, whether the Insurance funds has an allowance program or not (hereafter – The Employer’s Payments), shall substitute the severance pay the said employee is entitled to for the wage from which the said payments were made and the period they were made for (hereafter – The Exempt Pay) as long as the following transpires:

1. The Employer’s Payments

(a)	to the Pension Fund are not less than 14 1/3 of the Exempt Pay or 12% of the Exempt Pay if the employer pays for his employee, in addition to that, payments for the completion of Severance Pay to the Providence Fund or to the Insurance Fund under the name of the employee at the rate of 2 1/3% of the Exempt Pay. If the employer did not pay an addition of 2 1/3% to the 12% as said, his payments shall substitute 72% of the employee’s severance pay, only;

(b)	to Insurance Fund are not less than one of the followings:

(1)	13 1/3% of the Exempt Pay, if the employer also pays for his employee, in addition to that, monthly income support payments in case of earning capacity loss, under a program that was authorized by the head of the Capital Market, Insurance, and Savings at the Ministry of Finance, at a required rate for securing at least 75% of the Exempt Pay or a rate of 2 ½% of the Exempt Pay, as per the lower of the two (hereafter – Earning Capacity Loss Insurance Payment);

(2)	11% of the Exempt Pay, if in addition the employer also paid Earning Capacity Loss Insurance Payment, and in such case the employer payments shall substitute 72% of the employee’s severance pay, only; if in addition the employer also paid payments for completion of severance pay to a severance Providence Fund or an Insurance Fund under the name of the employee at the rate of 2 1/3% of the Exempt Pay, the employer’s payments shall substitute 100% of the employee’s severance pay.

2.	No later than three months following the commencement of the Employer’s Payments a written agreement between the employer and the employee is drafted where:

a.	The employee’s consent to the arrangement as per this confirmation in a format that details the employer’s payments and the Pension Fund and Insurance Fund accordingly; the said agreement shall also include the text of this confirmation.

b.	The employer’s advance waiver for any right that he may have for reimbursement of payment money unless The employee’s right for severance pay has been denied in a judgment under paragraph 16 and 17 of the Law and if it has been denied or the employee had withdrawn money from the Pension Fund or from the Insurance Fund not due to a qualifying event. For this matter a “Qualifying Event” – death, disability, retirement at the age of sixty or older.

/s/ Erez Ovdat	[Company Stamp]

The CEO	The Company